Exhibit 99.2

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - Director

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

PRESENTATION

Operator

Good morning. My name is Maria, and I'll be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation fourth quarter and fiscal year 2019 earnings conference call. (Operator Instructions) After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - Director

Great. Thank you. Good morning, and thank you all for participating on Optical Cable Corporation's fourth quarter and fiscal year 2019 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involves risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2019 in some additional detail. After Tracy’s remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Before we get to the results, I want to take this opportunity to reflect on where OCC is as a company and why we believe OCC's future is so bright. Optical Cable Corporation is uniquely positioned in the fiber optic and copper cabling and connectivity industry with core strengths and capabilities which are valuable assets. For decades, OCC has used its core strengths and capabilities to grow sales and successfully compete against a host of much larger competitors by offering top-tier products and application solutions. Often, OCC competes with different, larger competitors in OCC's different targeted markets.

OCC's core strengths and capabilities include: first, OCC has enviable market positions, brand recognition, as well as the loyalty and relationships with customers, decision-makers and end users across a broad range of targeted markets including the enterprise, industrial, mining, oil and gas, broadcast, military, and other harsh environment and specialty markets. Second, we have a broad and diverse geographic footprint. OCC sells into approximately 50 countries every year. Third, OCC has extensive industry experience and expertise. Our engineering, sales and business development teams are well-respected for their product and application experience and expertise that enables OCC to create its portfolio of innovative, high performance products and associated intellectual property. Fourth, the Company's wide range of fiber optic and copper cabling and connectivity products and solutions offerings--well suited for the applications in our targeted markets. And finally, our extensive manufacturing capacity.

OCC's ability to create growth opportunities to successfully compete against larger industry players in our targeted markets depends on our ability to maintain and build upon these core strengths and capabilities.

Many of the costs we incur to maintain and build our strengths and capabilities (plus other costs like our public company costs) are fixed. As OCC grows net sales, gross profit and profitability tend to increase at a faster rate than the rate of the increase in net sales as fixed production costs and SG&A expenses remain relatively stable, but are spread over higher net sales levels, creating operating leverage for OCC.

Consequently, our top priority remains executing our business development, sales and marketing initiatives to accelerate sales growth, better realize economies of scale, and create shareholder value.

Now a few comments on our results this year. Over the course of fiscal year 2019, the OCC team again demonstrated its ability to adjust course in a challenging environment. OCC achieved consolidated net sales of $71.3 million, with 5.7% growth in total net sales excluding our volatile wireless carrier market, demonstrating OCC's market strength and resilience in our core targeted markets. Historically, OCC's net sales in the wireless carrier market have been volatile, with sales in the wireless carrier market generally totaling about $4 million per year. OCC’s sales in the wireless carrier market exceeded $28 million in fiscal year 2018 and was almost $9 million in fiscal year 2019.

In fiscal year 2019, we faced a tough year-over-year consolidated net sales comparison as a result. OCC achieved consolidated net sales of $87.8 million, the highest annual net sales in the company's history in fiscal year 2018, with net sales growing 37%, driven by our specialty markets, particularly the wireless carrier market. Notably, as you look at our net sales for fiscal year 2019, our consolidated net sales are 11.3% higher when compared to $64.1 million in fiscal year 2017, before our record fiscal year 2018.

During fiscal year 2019, the Company team also took aggressive actions to address unintended throughput constraints and inefficiencies that occurred in fiscal year 2019, most significantly impacting the first quarter, resulting from production process changes made necessary by record demand for the Company's products during fiscal year 2018. Our sharp sales growth and production volume increases in fiscal year 2018 necessitated production process changes. OCC's changes created some unintended throughput constraints and inefficiencies in fiscal year 2019, which led to net losses this year.

OCC began a series of initiatives in fiscal year 2018 designed to create additional short- and long-term production flexibility in order to accommodate spikes in production volume and improve production capabilities at the Company's Roanoke production facility. These initiatives included restructuring production teams, cross-training, expanding our manufacturing workforce as well as implementing process and production scheduling changes, initiatives intended to increase production throughput and efficiency in order to meet increased product demand over the short- and long term.

While some improvements were achieved, the initiatives also resulted in unintended throughput constraints and unexpected inefficiencies in OCC's Roanoke production facility, significantly impacting gross profits, particularly in the first quarter of fiscal year 2019. We believe the challenges we encountered are analogous to those experienced by some other businesses during major system change initiatives, similar to an ERP implementation. As a result, OCC experienced a very difficult first quarter of fiscal year 2019 with 58.4% of the net losses during the entire fiscal year 2019 occurring in the first 3 months of the year.

We took aggressive actions to correct the impact of these unintended throughput constraints and inefficiencies, as well as reduce and control other costs. We made leadership changes, formed cross-functional teams to review and implement process and system corrections and improvements and initiated personnel reductions with the goal of reducing costs and improving efficiency and flexibility. While turbulent and challenging, our efforts resulted in gross profit improvements and other SG&A expense reductions beginning in the second quarter of fiscal year 2019.

We expect additional cost savings to be realized in fiscal year 2020. Certain of our already implemented workforce-related reductions will begin to be fully realized in fiscal year 2020. We believe these actions will reduce net personnel costs by approximately $2 million per year for the full year of fiscal year 2020.

In addition to the actions we've taken, we will continue to focus on executing our strategies to capture growth opportunities while working with urgency to further enhance our production flexibility, throughput and efficiency, as well as further reduce other costs.

As we begin fiscal year 2020, we remain focused on driving top-line growth and realizing the benefit of operating leverage on OCC's bottom line. Our production improvement initiatives and corrective actions continue, focused on further enhancing the throughput and efficiency of our Roanoke production operations. And, our SG&A cost control efforts continue as well.

We finished the year with a strong balance sheet. OCC has a current assets to current liabilities ratio of 2.2 to 1, even with our bank revolver being classified as a current liability. We estimate the loan-to-value of our real estate on our $5.91 million in term loans to be less than 62% at October 31, 2019, and the loan-to-value of just our cash and accounts receivable, not including our inventory and other assets, on our $5.65 million bank revolver balance to be less than 52% at the end of fiscal year 2019.

Sales in the first quarter of fiscal year 2020 are slower than our typical seasonality. However, at this time, we continue to expect total consolidated net sales in fiscal year 2020 to exceed fiscal year 2019. Our business is strong and we are excited about capitalizing on the opportunities before us. We are also confident in our ability to continue to meet the evolving needs of our customers, installers, specifiers and end-users, including providing technical and application expertise.

We will continue to work with urgency to drive top-line growth, further enhance our production flexibility, throughput and efficiency, as well as to further reduce other costs. Our success in these efforts enable OCC to better realize economies of scale due to our operating leverage, grow our bottom line, and create shareholder value.

And with that, I'll turn the call over to Tracy Smith, who will review some additional details regarding our fourth quarter and fiscal year 2019 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for fiscal year 2019 were $71.3 million, a decrease of 18.8% compared to net sales of $87.8 million for fiscal year 2018. Consolidated net sales for the fourth quarter of fiscal 2019 were $18.2 million, a decrease of 10% compared to net sales of $20.3 million for the fourth quarter of fiscal 2018. The decrease in net sales when comparing the fourth quarter and fiscal year 2019 year-over-year is a result of a number of large orders from one customer in the fourth quarter and fiscal year 2018 that did not recur at the same levels in the fourth quarter and fiscal year 2019. Net sales to this customer decreased $2.6 million and $19.9 million, respectively, in the fourth quarter and fiscal year 2019. Consolidated net sales to all other customers increased 3.5% during the fourth quarter and increased 5.7% in fiscal year 2019 compared to the same periods last year, excluding net sales from this one customer from all periods.

Turning to gross profit. Gross profit was $18.3 million in fiscal year 2019 compared to $27.9 million in fiscal 2018. Gross profit margin, or gross profit as a percentage of net sales, was 25.7% in fiscal 2019 compared to 31.7% in fiscal 2018. Gross profit was $4.9 million in the fourth quarter of fiscal 2019 compared to $6.7 million in the fourth quarter of fiscal 2018. Gross profit margin was 27.1% in the fourth quarter of fiscal 2019 compared to 32.9% in the fourth quarter of fiscal 2018.

During fiscal year 2019, we experienced significant reduction in gross profit margins, primarily as a result of unintended throughput constraints and inefficiencies that we experienced in our Roanoke production facility, particularly in the first quarter of the year. These throughput constraints and inefficiencies resulted from the expansion, training and restructuring of our manufacturing workforce and from process changes during fiscal year 2018, initiatives intended to ultimately increase throughput and efficiency in order to meet increased product demand over the short- and long-term. In 2019, we focused on cost control and correcting the impact of these unintended throughput constraints and inefficiencies that we experienced in our Roanoke facility, achieving improvements after the first quarter of fiscal year 2019. Our efforts to control costs and correct unintended inefficiencies are ongoing, and we believe the benefits of some of the cost reductions and changes we have made, and continue to make, will be fully realized in fiscal year 2020.

Our gross profit margins tend to be higher when we achieve higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, which continued to be a factor putting downward pressure on our gross profit margin during the fourth quarter and fiscal year 2019.

SG&A expenses decreased 10.3% to $23.4 million during fiscal 2019 compared to $26.1 million during fiscal year 2018. SG&A expenses decreased 19.7% to $5.5 million during the fourth quarter of fiscal 2019 compared to $6.8 million for the same period last year. The decrease in SG&A expenses during the fourth quarter and fiscal year 2019 compared to the fourth quarter and fiscal year 2018 was primarily the result of decreases in employee-related costs, including employee incentives and share-based compensation. This can also be attributed to decreased net sales and our financial results during the fourth quarter and fiscal year 2019.

OCC recorded a net loss of $5.7 million, or $0.77 per basic and diluted share, for fiscal 2019 compared to net income of $1.1 million, or $0.14 per basic and diluted share, for fiscal 2018. OCC recorded a net loss of $657,000, or $0.09 per basic and diluted share, for the fourth quarter of fiscal 2019 compared to a net loss of $350,000, or $0.05 per basic and diluted share, for the fourth quarter of fiscal 2018.

Subsequent to our fiscal quarter end, we entered into a loan modification agreement with our lender to modify our Credit Agreement. The purpose of the agreement was to reduce the aggregate outstanding balance under the Credit Agreement by $200,000 on or before April 15, 2020, by reducing the outstanding principal balances on our term loans; provide that all outstanding and future advances under the revolver accrue interest at an interest rate of prime lending rate plus 0.5%, effective January 22, 2020; suspend the current ratio financial covenant for the fiscal quarter ended October 31, 2019; suspend the fixed charge coverage ratio for the fiscal year ended October 31, 2019; and provide that we engage in good faith to negotiate a letter of intent or similar expression of interest to refinance the revolver by March 31, 2020, and enter into a financing commitment letter, similar equity commitment or combination thereof, relating to the financing by May 1, 2020, with closing planned on or before June 30, 2020.

As of October 31, 2019, we had outstanding borrowings of $5.7 million on our revolving credit note and $850,000 in available credit. We also had outstanding loan balances of $5.9 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. Now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And I'm not showing any audio questions at this time. I'd like to turn the floor back over to Mr. Neil Wilkin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you. Aaron, are there any questions that were submitted by individual investors in advance of today's call?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

Yes, Neil. I do have a few questions submitted in advance of the call by noninstitutional shareholders. I'd be happy to read them off here.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

So the first. Congratulations on 5.7% growth in total net sales in core targeted markets in FY 2019. Do you expect similar growth in FY 2020?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

While we're not -- we don't provide any specific guidance. However, we have said this year, and we've talked about it earlier on the call, that we do expect sales for fiscal year 2020 in total to be higher than net sales for fiscal year 2019.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

Great. Second question. Can you disclose your backlog or forward log as of October 31, 2019?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, as we've noted on the call already, we do expect net sales in the first quarter to be weaker, partly due to seasonality as we're seeing some delay in some pending projects from customers. And we also expect to see our net sales for the entire year to be higher than last year. And I think that covers the question.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

Okay, great. Next question. At this point, are the unintended throughput constraints and inefficiencies experienced in the Roanoke production facility largely in the past? Can you quantify the throughput improvements and efficiencies you expect? And can you elaborate on the nature of the problems and when they will be fully solved?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. There's a number of parts to be addressed there. I think that, first, while we haven't specifically separately quantified the impact, what we can say is that the impacts that we saw were reflected in our gross profit margin, largely related to production in our Roanoke facility. And those are reflected in our financials. And so you can see, as you look from quarter-to-quarter and year-to-year, the impact on the gross profit margin. We do believe that we've largely addressed the issues, and -- but we do continue to focus on further improving our production efficiency and throughput. However, I think it is important to realize that OCC's operating leverage is significant. And so when sales volumes are lower, gross profit tends to be lower as fixed costs remain a factor. Similarly, when sales volumes are higher, gross profits tend to be higher as fixed costs are spread over higher sales. And so the percentage change in sales disproportionately impacts the percentage change in bottom line profitability.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

Okay. Next, we have a series of questions on the Pinnacle Credit Agreement. Has it been moved to special assets? In the press release, does the phrase refinancing the revolver by March 31, 2020, suggests refinancing with Pinnacle or at a different financial institution? Similarly, will the borrowing portion of the commitment letter be through Pinnacle or at a different financial institution? And finally, can you talk about the equity commitment and what that means with respect to the issuance of OCC shares?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

I'll take that one, Aaron. Pinnacle Bank has indicated their interest in OCC securing an alternative source of financing to replace the revolving loan that OCC has with Pinnacle Bank, which is set to expire on June 30, 2020. We are in the process of seeking alternative financing sources for our revolving loan. And at this time, we expect to be able to secure alternative financing for our revolving loan on or before June 30, 2020.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

Great. Last question. Do you expect to have an issue with any covenants at the end of Q1 fiscal year 2020?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

In our annual report filing that will be filed by tomorrow, we describe our covenants in more detail. We have a constructive relationship with our bank, and they have been willing to work with us when we have had covenant violations, particularly since some of the violations have been created by the classification of the revolver balance as current, as opposed to noncurrent, which is how it was classified originally.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

Got it. That was the last question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Are there any other questions? Then there's no other questions, Aaron?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - MD

No. Good to go.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, in closing then, I'd like to first, thank our team of dedicated employees who have worked tirelessly to overcome the challenges we've experienced this last year. I'm deeply grateful for the hard work and contributions and mindful that their efforts are essential to the success of our customers and to OCC. I'd also like to thank everyone for listening to our fourth quarter and fiscal year 2019 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may now disconnect.